UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
☐	Definitive Information Statement

C-BOND SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

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C-BOND SYSTEMS, INC.

6035 SOUTH LOOP EAST, HOUSTON, TX 77033

NOTICE OF ACTION BY

WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of C-Bond Systems, Inc.:

The accompanying Information Statement is being furnished to the holders (“Stockholders”) of shares of the common stock, par value $0.001 per share (“Common Stock”), of C-Bond Systems, Inc., a Colorado corporation (the “Company” or “C-Bond”). The Board of Directors of the Company (the “Board”) is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that on May 21, 2020, the Company received: (i) written consent in lieu of a meeting of Stockholders (the “Written Consent”) from holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters; and (ii) a unanimous written consent of the Board to approve the following:

●	the granting of discretionary authority to the Board at any time for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Amended Articles of Incorporation, as amended (“Articles of Incorporation”), to increase the Company’s authorized capital stock, from 500,000,000 shares up to 5,000,000,000 shares, such increase to be determined by the board, or to determine not to proceed with the increase in authorized capital stock (the “Increase in Authorized Shares”);

●	the granting of discretionary authority to the Board at any time for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio up to 1 for 1,000, such ratio to be determined by the board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

The Increase in Authorized Shares and Reverse Stock Split (collectively, the “Actions”) are more fully described in the accompanying Information Statement. The Written Consent was delivered in accordance with the Colorado Revised Statutes (“CRS”), our Articles of Incorporation and our Bylaws, each of which permits that any action that may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the total issued and outstanding shares of the Company entitled to vote on such matters. The accompanying Information Statement is being furnished to all our stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the action taken by the Written Consent before they become effective.

We are furnishing this Information Statement to Stockholders in satisfaction of the notice requirement under Section 7-107-104 of the CRS.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date the Actions can be filed with the Secretary of State of the State of Colorado and become effective is 20 calendar days after this Information Statement is first sent to Stockholders.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT [●], 2020. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

[●] 2020
Scott R. Silverman
Chairman of the Board of Directors
Chief Executive Officer

C-BOND SYSTEMS, INC.

6035 SOUTH LOOP EAST

HOUSTON, TX 77033

INFORMATION STATEMENT

[●], 2020

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to C-Bond Systems, Inc., a Colorado corporation, as the “Company,” “C-Bond,” “we,” “us,” or “our.”

This Information Statement is being furnished by the Board of Directors of the Company (the “Board”), to inform the holders (“Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), as of May 21, 2020, of action already approved by written consent (the “Written Consent”) of holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company, entitled to vote on such matters, on May 21, 2020.

Action by Written Consent

The following actions were approved by holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters pursuant to the Written Consent, in lieu of a special meeting:

●	the granting of discretionary authority to the Board at any time for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Amended Articles of Incorporation, as amended (“Articles of Incorporation”), to increase the Company’s authorized capital stock, from 500,000,000 shares up to 5,000,000,000 shares, such increase to be determined by the board, or to determine not to proceed with the increase in authorized capital stock (the “Increase in Authorized Shares”);

●	the granting of discretionary authority to the Board at any time for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio up to 1 for 1,000, such ratio to be determined by the board, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

This Information Statement is being furnished only to inform our Stockholders of record on May 21, 2020, of the Increase in Authorized Shares and Reverse Stock Split (collectively, the “Actions”) before they take effect, in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. This Information Statement is being mailed to you on or about [●], 2020.

The Actions were unanimously approved by our Board on May 21, 2020.

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board and the holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ABOUT THE INFORMATION STATEMENT

What is the purpose of the Information Statement?

Under the Colorado Revised Statutes, our Articles of Incorporation, and our Bylaws, stockholder actions may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of the total issued and outstanding shares of the Company, entitled to vote on such matters is sufficient to approve the proposals. The Company is not required to solicit the vote of any additional stockholders to effect the proposed actions. The Company, however, is obligated to provide this Information Statement to you in connection with the taking of corporate Stockholder actions without a meeting.

This Information Statement is being furnished to you pursuant to Section 14C of the Exchange Act, to notify our Stockholders that Stockholders holding approximately 85% of the total issued and outstanding shares of the Company, entitled to vote on such matters, took the Actions by written consent in lieu of a special meeting of the Stockholders.

Who is entitled to notice?

Stockholders of record as of May 21, 2020 are entitled to notice of the Actions to be taken pursuant to the Written Consent.

What vote was required and obtained to approve the Actions?

As of the Record Date, there were 131,322,516 shares of our Common Stock issued and outstanding, 173,094 shares of Series A Preferred Stock issued and outstanding, and 108 Shares of Series B Preferred Stock issued and outstanding (the “Series B Conversion Shares”), which convert into 10,895,696 shares of Common Stock. The Series A Preferred Stock does not have voting rights. As each Series B Conversion Share has the equivalent of 50 votes on each matter submitted to stockholders, the holders of the Series B Preferred Stock have control of 544,784,779 voting shares. Accordingly, including issued and outstanding Common Stock and the full conversion of the Series B Preferred Stock, the total aggregate amount of shares entitled to vote regarding the approval of the Actions is 676,107,295. Pursuant to the CRS and our Articles of Incorporation, at least a majority of the total issued and outstanding shares of the Company entitled to vote on such matters is required to approve the Actions by written consent, or at least 338,053,648 votes, are required to approve the Actions by written consent.

Our majority stockholders consist of our CEO and Chairman, Scott R. Silverman, our President and COO, Vince Pugliese, and our two non-employee directors, Barry Edelstein and Scott Thomsen (collectively, the “Majority Stockholders”). As of the Record Date, the Majority Stockholders held 21,845,950 shares of Common Stock and 108 shares of our Series B Preferred Stock, par value $0.10 per share (the “Series B Preferred Stock”), which are convertible into 10,895,696 shares of Common Stock and equal 544,784,779 voting shares. The Majority Stockholders, which hold in the aggregate 566,630,729 shares entitled to vote (and therefore having approximately 85% of the total voting power of all outstanding voting capital), have voted in favor of the Actions thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent. Therefore, no other stockholder consents will be obtained in connection with this Information Statement.

	Number of shares of
	Common Stock/Series B					Percentage
	Preferred Stock held by			Votes of	Number of	of Voting
	such Stockholder		Series B	Series B	Votes that	Equity that
		Series B	on an	on an	Voted in	Voted in
	Common	Preferred	as-Converted	as-Converted	Favor of the	Favor of the
Name of Majority Stockholders	Stock	Stock	Basis	Basis	Actions	Actions
Scott R. Silverman	9,770,120	50	5,044,304	252,215,175	261,985,295	39.13%
Vince Pugliese	9,575,830	25	2,522,152	126,107,588	135,683,418	20.26%
Barry Edelstein	1,250,000	13	1,311,519	65,575,946	66,825,946	9.88%
Scott Thomsen	1,250,000	20	2,017,721	100,886,070	102,136,070	15.23%
Total	21,845,950	108	10,895,696	544,784,779	566,630,729	84.5%

We obtained the approval of holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters.

What action do I need to take as a stockholder?

You are not required to take any action. We are not asking you for a proxy, and you are requested not to send us a proxy. The Actions approved by Written Consent will become effective 20 days from the date of mailing this Information Statement, subject to certain government filings and approvals, without any further action of the holders of shares of our Common Stock.

Do I have appraisal rights?

Neither the CRS nor our Articles of Incorporation or Bylaws provide our Stockholders with appraisal rights in connection with any of the Actions discussed in this Information Statement.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board and the Stockholders holding approximately 85% of the total issued and outstanding shares of the Company, entitled to vote on such matters.

ACTION I

THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD AT ANY TIME FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF THE WRITTEN CONSENT, TO ADOPT AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE COMPANY’S AUTHORIZED CAPITAL STOCK, FROM 500,000,000 SHARES UP TO 5,000,000,000 SHARES, SUCH INCREASE TO BE DETERMINED BY THE BOARD, OR TO DETERMINE NOT TO PROCEED WITH THE INCREASE IN AUTHORIZED CAPITAL STOCK

The Articles of Incorporation currently authorize the issuance of 500,000,000 shares of Common Stock, par value of $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. On May 21, 2020, the Board approved the granting of disrectionary authority to the Board at any time for a period of 12 months after the date of the Written Consent, to adopt an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock from 500,000,000 shares up to 5,000,000,000 shares, par value $0.001 per share, such increase to be determined by the Board, or to determine not to proceed with the increase in authorized capital stock.

The description of the amendment to the Articles of Incorporation below is qualified in its entirety by reference to the full text of the Certificate of Amendment (“Certificate”), which is attached to this Information Statement as Appendix A. The Board expects the Company to file the amendment to our Articles of Incorporation with the Secretary of State of the State of Colorado 20 calendar days after this Information Statement is first sent or given to the Stockholders.

As of the Record Date, we had 500,000,000 authorized shares of Common Stock, of which 131,322,516 shares were issued and outstanding. There are 8,445,698 shares of Common Stock reserved for issuance pursuant to stock options.

Reason for Increase in Authorized Shares

The general purpose and effect of the amendment to the Company’s Certificate in authorizing up to five billion (5,000,000,000) shares of capital stock is to facilitate existing and future financing agreements, if any, which often include the requirement to provide irrevocable reserve of common shares in excess of shares currently issuable under the financing agreements, which enables the Company to continue its current business operations.

On May 21, 2020, our Majority Stockholders and our Board approved a resolution to approve the granting of discretionary authority to the Board at any time for a period of 12 months after the date of the written consent, to adopt an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock, from 500,000,000 shares up to 5,000,000,000 shares, such increase to be determined by the board, or to determine not to proceed with the increase in authorized capital stock. The rationale for the increase in authorized shares is primarily related to the need to provide contractual reserves supporting a 600-700% reserve requirement on convertible notes and other financing agreements. The Company’s current share reserves for its financing agreements total approximately 365,000,000 shares of Common Stock. Furthermore, if the Company’s stock price declines, the amount of shares required to be held in reserve increases and the Company is obligated to adjust the share reserves accordingly.

The Company may have to continue to use convertible notes as a significant source of its funding for the next twelve (12) months. The management of the Company will continue to strive to reduce and ultimately eliminate the need for convertible note financing.

The Board expects the Company to file the amendment to increase the number of authorized shares of Common Stock (the “Amendment”) twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders. It is not the Board’s intention at this time to amend its Articles of Incorporation to effect the Reverse Stock Split and to file the Amendment simultaneously. Our Board believes that having the discretionary authority to effect the Reverse Stock Split (even after the filing of the Amendment) and/or file the Amendment is desirable to provide us with the flexibility to meet our business needs as they arise, to take advantage of favorable opportunities, and to respond to a changing environment.

A copy of the Amendment is attached to this information statement as Annex A.

As of the Record Date, our capitalization was as follows:

Shares of our Common Stock authorized for issuance	499,000,000

Shares of our Common Stock issued and outstanding as of the Record Date	131,322,516

Shares of our Common Stock issuable upon the exercise of outstanding stock options	8,445,698

Shares of our Common Stock issuable upon exercise of outstanding warrants	2,338,750

Shares of our Common Stock held in reserve for convertible notes and other financing agreements *	363,600,846

Shares of our Common Stock issuable upon conversion of Series B Convertible Preferred Stock	10,895,696

Total number of shares available for issuance as of the Record Date	(17,603,506)

*	These numbers reflect current contractually reserved shares held for future conversions of existing convertible notes and other financing agreements. Most of the Company’s convertible notes require that share reserves be established equal to between six to seven times the number of shares to be issued upon conversion, based on current market prices of our Common Stock.

Advantages, Disadvantages and Effects of the Proposed Increase in the Authorized Common Stock

In addition to the foregoing, in our efforts to further our business, our Board may seek to complete additional financings in the near future. If and when we do determine to pursue an additional financing or business transaction, having additional authorized capital available for issuance in the future will give us flexibility and may allow such shares to be issued without the expense and delay of another shareholder meeting.

Additionally, at this time, the increase in authorized shares of Common Stock is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

Further, there are certain advantages and disadvantages of an increase in our authorized stock. The advantages include, among others, the ability to raise capital by issuing capital stock under the transactions described above, or other financing transactions, and to have shares of our capital stock available to pursue business expansion opportunities, if any. The disadvantages include, among others, the issuance of additional shares of our capital stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board’s desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences. In addition, shareholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future and, therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing shareholders.

Authorized, but unissued shares of Common Stock, may be used by the Company for any purpose permitted under Colorado law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers, directors, and service providers, and entering into transactions that the Board believes provide the potential for growth and profit. Although, except as discussed hereof, we presently have no plan, commitment, arrangement, understanding or agreement to issue additional shares of Common Stock (except pursuant to employee benefit plans or outstanding derivative securities), the Company may, in the future, issue Common Stock in connection with the activities described above or otherwise.

The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing shareholders. However, as discussed above, if the shareholders approve the proposed amendment, our Board may cause the issuance of additional shares without further vote of our shareholders. These future issuances may be dilutive to our current common shareholders and may cause a reduction in the market price of our Common Stock. Current holders of Common Stock do not have preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of our current shareholders and could result in dilution to our current shareholders.

As discussed above, the proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this Action. For example, in the event of a hostile attempt to obtain control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board is not aware of any attempt to take control of the Company, and our Board has not presented this Action with the intent that it be utilized as a type of anti-takeover device.

No Dissenters’ Rights

Under the CRS, the Company’s Stockholders are not entitled to dissenters’ rights with respect to the amendment to our Articles of Incorporation, and the Company will not independently provide Stockholders with any such right.

ACTION II

THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD AT ANY TIME FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF THE WRITTEN CONSENT, TO ADOPT AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO UP TO 1 FOR 1,000, SUCH RATIO TO BE DETERMINED BY THE BOARD, OR TO DETERMINE NOT TO PROCEED WITH THE REVERSE STOCK SPLIT

The Board approved a resolution to authorize the adoption of an amendment to the Articles of Incorporation to effect a reverse stock split of the Common Stock at any time during the next 12 months at a ratio up to 1:1,000, such ratio to be determined by the Board, or to determine not to proceed with the Reverse Stock Split (the “Reverse Stock Split”).

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE TREATMENT OF FRACTIONAL SHARES, AS EXPLAINED BELOW UNDER THE CAPTION “FRACTIONAL SHARES.”

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING STOCKHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES MAY REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

Reasons for Reverse Stock Split

The Board believes it is in the best interests of the Company and its Stockholders to have the authority, in their discretion, to effect a reverse stock split to reduce the number of issued and outstanding shares, or to determine not to proceed with the Reverse Stock Split. Immediately following the completion of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding or held in treasury would be reduced proportionately based on the reverse stock split ratio up to 1-for-1,000, as determined by the Board. A reverse stock split by a publicly traded company reduces the number of shares outstanding, but leaves the market capitalization of the company the same, which results in an increase in the price per share of the company’s stock. Put another way, after a reverse stock split, the enterprise value of the company is spread over fewer shares and so the per share price of the stock will be higher.

The Board believes implementing a reverse stock split is likely to increase the market price for the Common Stock as fewer shares will be outstanding. The Board further believes that the increased market price of the Common Stock expected as a result of implementing the reverse stock split may improve marketability and liquidity of the Common Stock and encourage interest and trading in the Common Stock. While the Company generated revenues of $603,000 for 2019, it does not currently generate sufficient cash flow to fund its operations and has therefore relied on third-party financing. As the trading price of the Common Stock decreases, the likelihood increases that the Board will choose to implement the Reverse Stock Split approximately twenty (20) calendar days after this Information Statement is first sent to Stockholders and, when the Board does so, it will effect the Reverse Stock Split at the higher end of the ratio. The Reverse Stock Split would decrease the number of outstanding shares but not the number of authorized shares. This Action is not being made in connection with any going-private transaction, nor does management currently have any intention to effectuate the privatization of the Company. There can be no assurance that the reverse stock split will result in the benefits described above. The Company cannot assure you that the reverse stock split will not further adversely impact the market price of the Common Stock.

Implementation and Effects of the Reverse Stock Split

If the Board elects to implement a Reverse Stock Split, which the Board may choose not to do at its discretion, the Reverse Stock Split would have the following effects:

●	the number of shares of the Common Stock owned by each Stockholder will automatically be reduced proportionately based on the reverse stock split ratio determined by the Board;

●	a proportionate adjustment will be made to the par value of the Common Stock, such that the stated value of the Company’s capital will be reduced;

●	the number of shares of the Common Stock issued and outstanding will be reduced proportionately;

●	proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

●	a proportionate adjustment will be made to the per share conversion price under the terms of the Company’s outstanding convertible promissory notes, Series A Preferred Stock, and Series B Preferred Stock.

The table set forth below illustrates the Company’s hypothetical capitalization subsequent to a reverse stock split in varying ratios with the ratio of 1-for-1,000 being the maximum ratio which may be effectuated by the Board pursuant to the Written Consent. This hypothetical model is based on the total number of shares issued and outstanding as of the Record Date and gives effect to the Reverse Stock Split, as well as shares of Common Stock issued and outstanding and issuable upon the conversion/exercise of notes payable, options and warrants.

Hypothetical Reverse Stock Split Ratio		Shares of common stock issued and outstanding following Reverse Stock Split	Shares of common stock issued and outstanding and issuable upon the conversion/exercise of notes payable, options and warrants	Shares of common stock available for future issuance following Reverse Stock Split
1:	100	1,313,225	5,057,078	493,942,922
1:	500	262,645	1,011,416	497,988,584
1:	1,000	131,323	505,708	498,494,292

The Reverse Stock Split will be effected simultaneously for all of the Common Stock and the reverse split ratio will be the same for all of the Common Stock. The Reverse Stock Split will affect all of the Stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share. As described below, Stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer shares than the to-be-determined reverse split ratio, however that is not the purpose for which the Company is effecting the Reverse Stock Split. The Company will continue to be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.

The Board may decide not to proceed with the Reverse Stock Split for various reasons including general stock market/business conditions, or if it were to enter into a strategic transaction or financing that eliminates all or the majority of the Company’s convertible debt. However, in all likelihood, the Board will implement the Reverse Stock Split by filing an amendment to its Certificate of Incorporation approximately twenty (20) calendar days after this Information Statement is first sent to Stockholders, and effectuate the Reverse Stock Split in the marketplace as soon as practicable thereafter.

Potential for Significant Dilution of Equity Interest

The Reverse Stock Split will not affect the rights of Stockholders or any Stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares. At this time the Company has no plans to issue such additional shares, other than (i) as required for existing and additional financings, (ii) for conversion of the Series B Preferred Stock, (iii) as compensation and incentives to employees and directors under the Company’s existing stock incentive plans and other arrangements that may be undertaken.

The future issuance of such authorized shares may have the effect of diluting the Company’s earnings per share and book value per share, as well as the stock ownership and voting rights of the current holders of outstanding shares of the Common Stock. The effective increase in the number of authorized but unissued shares of the Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Company’s By-laws.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of the Common Stock not evenly divisible by the reverse split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Common Stock on the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

As of the Record Date, we had 500,000,000 shares of Common Stock authorized, 131,322,516 shares of our Common Stock issued and outstanding, 8,445,698 shares of our Common Stock reserved for issuance pursuant to stock option agreements, 2,338,750 shares reserved for issuance pursuant to warrant agreements, and 363,600,846 shares reserved for the conversion of notes payable and preferred stock. As a result of the reverse stock split, the number of shares remaining available for future issuance under the Company’s authorized pool of Common Stock would increase.

These authorized but unissued shares of common and preferred stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of businesses or assets and sales of stock or securities convertible into Common Stock. The Company believes that the availability of the authorized but unissued shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares, the ownership interests of holders of the Common Stock may be diluted. Also, if the Company issues shares of its preferred stock, the issued shares may have rights, preferences and privileges senior to those of its Common Stock.

Other Effects on Issued and Outstanding Shares

If the Reverse Stock Split is implemented, the rights and preferences of the issued and outstanding shares of the Common Stock would remain the same after the reverse stock split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable.

In addition, the Reverse Stock Split would result in some stockholders owing “odd-lots” of fewer than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Board chooses to effect the Reverse Stock Split, it would be implemented by filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Colorado. The Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, which will most likely be immediately after the filing of the Certificate of Amendment and which the Company refers to as the “effective time.” Beginning at the effective time, each certificate representing shares of the Common Stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership based on the reverse stock split ratio, up to 1-for-1,000 shares of the Common Stock after the Reverse Stock Split. All shares issuable upon exercise or conversion of outstanding convertible promissory notes, stock options, warrants, Series B Preferred Stock, or other securities will automatically be adjusted.

As soon as practicable after the effective time, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split. It does not purport to be a complete discussion of all the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of our Common Stock held by our Stockholders before the Reverse Stock Split were, and the shares of our Common Stock held after the Reverse Stock Split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss will be recognized by a Stockholder upon such Stockholder’s exchange of shares held before the Reverse Stock Split for shares after the Reverse Stock Split. The aggregate tax basis of the shares of the Common Stock received in the Reverse Stock Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder’s aggregate tax basis in the shares of our Common Stock exchanged therefor. In general, Stockholders who receive cash instead of their fractional share interests in the shares of our Common Stock as a result of the Reverse Stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The Stockholder’s holding period for the shares of our Common Stock after the Reverse Stock Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Stock Split.

This summary of certain material United States federal income tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service, the Company or the courts. Accordingly, each Stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “Action by Written Consent,” the Board and Majority Stockholders of the Company further approved the Actions. The Company’s officers hold preferred shares that give them voting control of the Company.

As of the Record Date our officers and directors have voting control over our voting shares via an aggregate of 566,630,729 votes on any matter brought to a vote of the holders of our Common Stock, or up to approximately 85% of the total outstanding voting shares of the Company, including an aggregate of 544,784,779 votes, or up to approximately 81% of the total vote, through the ownership of Series B Preferred Stock.

Except the foregoing and disclosed elsewhere in this Information Statement, since January 1, 2020, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;

2.	Any proposed nominee for election as a director of our corporation; and

3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

OUTSTANDING VOTING SECURITIES

As of the Record Date related to the Written Consent, the Company had 131,322,516 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On May 21, 2020, the holders of approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters, executed and delivered to the Company the Written Consent approving the Actions set forth herein. Since the Actions have been approved by the Stockholders, no proxies are being solicited with this Information Statement.

The CRS provides in substance that unless the Company’s Articles of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our Common Stock as of the Record Date by:

●	each of our directors;

●	each of our named executive officers;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown opposite such person’s name.

The percentage of beneficial ownership is based on 131,322,516 shares of our Common Stock outstanding as of the Record Date, and the implied conversion of 108 shares of our Series B Preferred Stock into 10,895,696 shares of common stock. Shares of common stock that a person has the right to acquire within 60 days of May 21, 2020, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. As a result of the Company’s issuance of 108 shares of Series B Preferred Stock, which carries majority voting rights of 50 votes of Common Stock to every 1 share of Series B Preferred Stock, to named executive officers and directors, they have the rights to 566,630,729 votes through their Series B holdings, of a total of 676,107,295 votes. The percentage of voting rights in the table below assumes that all Series B shares held by directors and named officers are voted in any instance requiring shareholder vote. Unless otherwise noted below, the address of the persons listed on the table is c/o C-Bond Systems, Inc., 6035 South Loop East, Houston, TX 77033. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o C-Bond Systems, Inc., 6035 South Loop East, Houston, TX, 77033.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Percent of Voting Rights
Greater Than 5% Stockholders:
Jeff Badders (1)	21,235,060	16.17%	3.14%
Scott Silverman (2)	17,411,684	10.32%	39.13%
BOCO Investments, LLC (3)	10,150,000	7.73%	1.50%
Vince Pugliese (4)	13,397,980	7.94%	20.26%
Bruce Rich (5)	7,398,366	5.63%	1.09%

Named Executive Officers and Directors:
Scott Silverman (2)	17,411,684	10.32%	39.13%
Vince Pugliese (4)	13,397,980	7.94%	20.26%
Barry M. Edelstein (6)	2,561,519	1.52%	9.88%
Scott V. Thomsen (7)	4,069,921	2.41%	15.23%
All directors and executive officers as a group (4 persons) (8)	37,441,104	22.19%	84.5%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Schedule 13G filed with the SEC on May 11, 2020 indicates that Jeff Badders has sole voting and dispositive power with respect to these shares. Mr. Badders’ address is 4002 North Street, Nacogdoches, TX 75965.
(2)	Includes (i) 9,770,120 shares outstanding pursuant to restricted stock awards; (ii) 50 shares of Series B Preferred Stock, which may convert into 5,044,304 shares of Common Stock; and (iii) 2,597,260 shares issuable upon the exercise of stock options within 60 days of May 21, 2020 and those already vested.
(3)	Schedule 13D filed with the SEC on May 10, 2018 indicates that BOCO Investments, LLC, Pat Stryker and Pat Stryker Living Trust have shared voting and dispositive power with respect to these shares. Includes 8,050,000 shares owned by WestMountain Green, LLC, which is controlled by BOCO Investments, LLC. BOCO Investments, LLC’s address is 1001-A E. Harmony Road, #366, Fort Collins, Colorado 80525.
(4)	Includes (i) 517,397 shares held by Mr. Pugliese; (ii) 9,058,433 shares outstanding pursuant to restricted stock awards; (iii) 25 shares of Series B Preferred Stock, which may convert into 2,522,152 shares of Common Stock; and (iv) 1,299,998 shares issuable upon the exercise of stock options within 60 days of May 21, 2020 and those already vested.
(5)	Includes (i) 7,348,366 shares held by Fournace, LLC, an entity controlled by Mr. Rich, and (ii) 50,000 shares held by Mr. Rich personally. Schedule 13G filed with the SEC on January 23, 2020 indicates that Mr. Rich has sole voting and dispositive power with respect to these shares. Mr. Rich’s address is 3333 Allen Parkway, Unit Number 305, Houston, Texas 77019.
(6)	Includes (i) 1,250,000 shares outstanding pursuant to restricted stock awards; and (ii) 13 shares of Series B Preferred Stock, which may convert into 1,311,519 shares of Common Stock.
(7)	Includes (i) 1,250,000 shares outstanding pursuant to restricted stock awards; (ii) 20 shares of Series B Preferred Stock, which may convert into 2,017,721 shares of Common Stock; and (iii) 802,200 shares issuable upon the exercise of stock options that have vested.
(8)	Includes (i) 517,397 shares held by the directors and executive officers; (ii) 21,328,553 shares outstanding pursuant to restricted stock awards; (iii) 108 shares of Series B Preferred Stock, which may convert into 10,895,696 shares of Common Stock; and (iv) 3,758,216 shares issuable upon exercise of stock options within 60 days of May 21, 2020, and those that have vested.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple Stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to c/o C-Bond Systems, Inc., 6035 South Loop East, Houston, TX, 77033. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address or calling Allison Tomek at (832) 649-5658.

By Order of the Board of Directors

[●], 2020
Scott R. Silverman
Chairman of the Board of Directors
Chief Executive Officer

APPENDIX A

THIRD AMENDMENT TO THE ARTICLES OF INCORPORATION OF

C-BOND SYSTEMS, INC.

The undersigned, the duly authorized secretary of C-Bond Systems, Inc., (the “Company”) hereby certifies, on behalf of the Company and not individually, that each of the following, is true on the date hereof:

1.	That the board of directors of the Company on May [ ], 2020 duly approved the following proposed amendment to the Articles of Incorporation of the Company:

Article II, Section 1 of the Articles of Incorporation of the Company be deleted in its entirety and amended to read in full as follows:

“Section 1.1: Number. The aggregate number of shares which the Corporation shall have authority to issue is 5,000,000,000 Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and 1,000,000 Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.”

and/or

“Section 1.1: Number. The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and 1,000,000 Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

Effective at 12:01 a.m. on [   ], 2020 (the “Effective Time”), every [    ] shares of Common Stock issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. A holder of Old Common Stock who otherwise would be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by the Reverse Stock Split ratio will be entitled to receive a cash payment equal to the product obtained by multiplying (a) the number of shares of Old Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest, by (b) the volume weighted average price of the Old Common Stock as reported on the OTC Market, or other principal market of the Old Common Stock, as applicable, on the date of the Effective Time of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined.”

2.	That the foregoing amendment of the Articles of Incorporation of the Company has been duly approved by the required vote of shareholders in accordance with the Colorado Revised Statutes, Articles of Incorporation and the Bylaws of the Company, each of which permits that any action that may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the total issued and outstanding shares of the Company entitled to vote on such matters. As of May 21, 2020 there were [ ] shares of common stock issued and outstanding, with each share entitled to one vote, 173,094 shares of Series A Preferred Stock outstanding, with no voting rights, and 108 shares of Series B Preferred Stock outstanding, with each share entitled to 50 votes. On May 21, 2020, the holders of shares of voting securities representing approximately 85% of the total issued and outstanding shares of the Company entitled to vote on such matters approved the foregoing amendment of the Articles of Incorporation of the Company.

3.	The foregoing amendment will be effective upon filing the Articles of Amendment with the Secretary of State of the State of Colorado.

	Name:	Allison Tomek
	Title:	Secretary
Date: [●] 2020